Exhibit 12.1
Ratio of Earnings to Fixed Charges

	September 30,
	2009	2008	2007	2006	2005	2004
Ratio of earnings to fixed charges

Ratio	2.36	2.06	2.34	1.60	1.52	1.59

Income from continuing operations	$95,594	$106,928	$130,966	$51,685	$32,380	$32,148
Interest	70,540	101,045	97,639	85,541	62,625	53,270

“Earnings”	$166,134	$207,973	$228,605	$137,226	$95,005	$85,418

Interest	$70,540	$101,045	$97,639	$85,541	$62,625	$53,270
Capitalized interest	—	—	—	—	—	365

“Fixed charges”	$70,540	$101,045	$97,639	$85,541	$62,625	$53,635

Ratio of earnings to combined fixed charges and preferred stock dividends

Ratio	2.22	1.91	2.06	1.36	1.21	1.31

Income from continuing operations	$95,594	$106,928	$130,966	$51,685	$32,380	$32,148
Interest	70,540	101,045	97,639	85,541	62,625	53,270

“Earnings”	$166,134	$207,973	$228,605	$137,226	$95,005	$85,418

Interest	$70,540	$101,045	$97,639	$85,541	$62,625	$53,270
Capitalized interest	—	—	—	—	—	365
Preferred dividends	4,355	7,637	13,434	15,163	15,622	11,802

“Combined fixed charges and preferred stock dividends”	$74,895	$108,682	$111,073	$100,704	$78,247	$65,437